Exhibit 99.1- Press Release of Candie's, Inc.
                            dated December 15, 2003.

Candie's, Inc. Reports Third Quarter Fiscal 2004 Results

NEW YORK--(BUSINESS WIRE)--Dec. 15, 2003--Candie's, Inc. (NASDAQ: CAND; the "Company") today announced its results for the quarter ending October 31, 2003 of its fiscal year ending January 31, 2004 ("Third Quarter").

As announced in May 2003, the Company licensed its footwear operations and is in the process of transitioning itself to a new licensing business model. As the Company previously anticipated the transition has and will continue to materially adversely affect the operating results of its footwear segment for the remainder of Fiscal 2004. The Company continues to operate its BONGO jeans wear subsidiary ("Unzipped") and Bright Star Footwear, LLC, also a wholly-owned subsidiary, which sells casual men's boots on a direct basis.

The Company reported a consolidated operating loss (before special charges of $764,000, primarily relating to the discontinuance of footwear operations) of $327,000 or $.01 per share, and consolidated operating income (before special charges of $3.6 million) of $1.2 million or $.05 per share for the nine months ended October 31, 2003. After the special charges noted above, the Company reported a consolidated net loss of $1.9 million, or $.07 per share for the Third Quarter and a consolidated net loss of $4.9 million, or $.20 per share for the nine months ended October 31, 2003, compared to a consolidated net loss of $788,000, or $.03 per diluted share and consolidated net income of $3.6 million, or $.14 per diluted share for the prior year three and nine month periods, respectively.

Primarily as a result of the Company's transition from the operating footwear business, consolidated net revenues for the Third Quarter were $27.1 million, as compared to $43.2 million in the prior year quarter, a decrease of $16.1 million. For the nine months ended October 31,2003, net revenues were $111.2 million, versus $118.4 million in the comparable prior year period, a decrease of $7.2 million. Also as a result of the transition, consolidated selling, general & administrative expenses ("S,G&A"), before special charges, were $6.3 million for the Third Quarter as compared to $10.7 million in the prior year quarter, a decrease of $4.4 million or 41.6%. The Company anticipates further significant reductions in comparable S,G&A expenses in the fourth quarter as the transition is completed.

In connection with the ongoing licensing business, the Company reported an increase of $374,000 in licensing income for the Third Quarter to $1.8 million from $1.4 million in the comparable prior year period. The nine month results also reflected net revenue gains in licensing of $621,000 to $4.8 million from $4.2 million in the comparable period for the prior year. Comparable licensing income increased $1.0 million, as the prior year nine month period included $414,000 of royalties the Company received from Unzipped prior to its acquisition. The increase was due primarily to revenue generated by new licenses.

Neil Cole, President and CEO stated, "Our transition out of the operating footwear business will be complete by the end of this fiscal year. Our new business model leverages our valuable CANDIE'S(R) and BONGO(R) brands and we look forward to a stable and profitable company in the next fiscal year and beyond."


About Candie's, Inc.

Candie's, Inc. is in the business of licensing the CANDIE'S and BONGO trademarks on a variety of young women's footwear, apparel and fashion products, and is a leading designer, distributor and marketer of jeans wear under the BONGO brand through its wholly owned subsidiary, Unzipped Apparel, LLC. Through its wholly owned subsidiary Brightstar Footwear, Inc., the Company also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer. For investor information please visit the corporate web site at http://www.candiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's decision to license its footwear business, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "confident", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

                                 Candie's, Inc.
     Condensed Consolidated Statements of Operations (Unaudited)
                (000's omitted, except per share data)


                      Three Months Ended         Nine Months Ended
                          October 31,               October 31,
                   ------------------------- -------------------------
                       2003         2002         2003         2002
                   ------------ ------------ ------------ ------------

Net sales              $25,305      $41,792     $106,382     $114,200
Licensing income         1,808        1,434        4,827        4,206
                   ------------ ------------ ------------ ------------

Net revenue             27,113       43,226      111,209      118,406
Cost of goods sold      21,189       31,839       84,322       84,331
                   ------------ ------------ ------------ ------------
                         5,924       11,387       26,887       34,075

Selling, general
 and administrative      6,251       10,703       25,668       28,326
Special charges            764          207        3,648          300
                   ------------ ------------ ------------ ------------
                         7,015       10,910       29,316       28,626
                   ------------ ------------ ------------ ------------

Operating (loss)
 income                 (1,091)         477       (2,429)       5,449

Other expenses:
 Interest expense          746        1,265        2,462        2,250
 Equity income
  in joint venture           -            -            -         (250)
                   ------------ ------------ ------------ ------------
                           746        1,265        2,462        2,000
                   ------------ ------------ ------------ ------------
(Loss) income before income
 taxes                  (1,837)        (788)      (4,891)       3,449
Income tax expense
 (benefit)                  47            -           47         (139)
                   ------------ ------------ ------------ ------------
Net (loss) income      $(1,884)       $(788)     $(4,938)      $3,588
                   ============ ============ ============ ============


(Loss) earnings per share:
          - Basic       $(0.07)      $(0.03)      $(0.20)       $0.15
                   ============ ============ ============ ============
          - Diluted     $(0.07)      $(0.03)      $(0.20)       $0.14
                   ============ ============ ============ ============


Weighted average number of common shares:
          - Basic       25,372       24,845       25,153       23,249
                   ============ ============ ============ ============
          - Diluted     25,372       24,845       25,153       25,591
                   ============ ============ ============ ============


Selected Balance
 Sheet Data:        10/31/2003    1/31/2003
------------------------------- -------------

Current Assets         $28,852      $51,816
Current Liabilities    $25,241      $45,921
Stockholders' Equity   $25,051      $29,011
Working Capital         $3,611       $5,895
Current Ratio           1.14:1       1.13:1



Contact:
     Candie's Inc.
     Richard Danderline, 212-730-0030